Exhibit 10.1

December ___, 2021

[NAME]

Re:    2021 Annual Bonus Accelerated Payment

Dear [NAME]:

This letter agreement (the “Letter Agreement”) memorializes your agreement and understanding with Ferro Corporation (“Ferro”) regarding annual incentive plan bonus payments that Ferro may accelerate to mitigate the potential effects of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, in connection with the anticipated completion of the merger contemplated by the Agreement and Plan of Merger entered into by and among Ferro, PMHC II Inc. and PMHC Fortune Merger Sub, Inc., dated as of May 11, 2021, as amended.

The accelerated annual bonus payment, if any, less applicable tax withholdings, is expected to be paid to you on or prior to December 31, 2021.

In the event that Ferro’s Board of Directors or a committee thereof subsequently determines that the accelerated annual bonus payment made to you as described above exceeds the amount that you would have been entitled to receive in respect of such annual bonus based on the measurement of final applicable performance results for 2021 as calculated pursuant to the 2021 annual incentive plan, you agree to repay any such excess payment amounts to Ferro within 30 days following such determination.

This Letter Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof and may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

Please confirm your agreement by signing below.

Sincerely,

[NAME]

[TITLE]

ACCEPTED BY:

[NAME]

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